Exhibit (C)(1)

September 2015 PROJECT PLUTO: OVERVIEW OF PROPOSED TRANSACTIONS S T R I C T L Y C O N F I D E N T I A L

Agenda Review of working capital, cash and programming considerations: proposed transaction terms (submitted to UTH on August 26) 2H2015 CTC Media’s Cash Flow - view by UTH (received on August 7) 1H2016 CTC Media’s Cash Flow - view by UTH (received on September 2) S T R I C T L Y C O N F I D E N T I A L 1 XENON Capital Partners 38 Appendix 24 Key terms of proposed Phase II transaction 13 Key terms of proposed Phase I transaction 7 Overview of proposed Phase I and Phase II transactions 2 Background to the proposed transaction Page Section

Background to the proposed transaction S T R I C T L Y C O N F I D E N T I A L 2 XENON Capital Partners

Amended Mass Media Law requires significant changes to CTC Media ownership structure Sep-Oct 2014 S T R I C T L Y C O N F I D E N T I A L 3 XENON Capital Partners Following the adoption of the new legislation, CTC Media’s Board and management initiated a comprehensive large-scale process to identify, review, evaluate and implement steps that would enable the Company to achieve compliance with the ownership thresholds while acting in the best interests of its shareholders On September 17, 2014, proposed legislation was introduced in the Russian Parliament to impose stricter limitations on foreign (non-Russian) ownership and control of registered mass media in Russia, including television broadcasters This amendment to the Russian law “On Mass Media” was signed by the Russian president on October 14, 2014 - Under the New Mass Media Law the aggregate non-Russian beneficial ownership of registered mass media in Russia may not exceed 20%, effective January 1, 2016 - In the event of non-compliance with this ownership threshold by January 1, 2016, the foreign owners will not be allowed to exercise their rights in respect of participation interests in the Russian mass media company, and the Russian authorities would have the authority to revoke the relevant mass media registration and related licenses, including broadcasting licenses As a consequence, the current ownership structure of the CTCM Group would not comply with the foreign-ownership restrictions under Russian law as of January 1, 2016

The Board has considered all potentially viable options for achieving compliance with the new requirements of Russian law the CTC group’s regulated (broadcasting) Media shares/self tender/going private) Oct-Dec 2014 achieve compliance with the new law while S T R I C T L Y C O N F I D E N T I A L 4 XENON Capital Partners The Board has not identified an approach that would enable the CTC Media Group to achieve compliance with the New Mass Media Law, other than a divestment transaction - the Board has sought a buyer of all or substantially all of the business of the CTC Media Group During the process, the Company conducted an exhaustive evaluation of potential alternatives, including but not limited to: - Restructuring allowing the separation of and unregulated (commercial) businesses - Capital markets (share buyback of CTC The Board concluded that none of these alternatives would enable the CTCM group to retaining a commercially viable business In addition, CTCM explored the possibility of obtaining a waiver from or amendment to the new Law - such efforts were not successful The Board of Directors established an Advisory Committee to evaluate the potential actions that the Company may take and to oversee the Company’s efforts to comply with the new legislation CTC Media appointed legal (Morgan Lewis and EPAM) financial (UBS) and tax (KPMG) advisors who together with the Company have identified and evaluated potential alternatives to comply with the law In the remainder of 2014, the Board and management continued their efforts to analyse available options. Advisory Committee met regularly and worked closely with management and external advisors in this regard Exhaustive process led by Advisory Committee to analyse available options

Formal sale process was launched following Board approval in December 2014 and UBS acted as a financial advisor Jan-Apr 2015 S T R I C T L Y C O N F I D E N T I A L 5 XENON Capital Partners UBS conducted an exhaustive formal sale process in which UBS (jointly with the Board and Advisory Committee) identified all potentially interested parties and solicited offers for a transaction - no offers were received in that process From December 2014 to the end of February 2015, UBS has conducted a first round of pre-marketing and has reached potentially interested parties including strategic investors, Russian investment holdings and family offices of Russian UHNWIs UBS conducted a formal process in February and March 2015 with initially planned non-binding offers submission deadline of 13 March 2015 (extended to 20 or 27 March for certain parties) UBS made preliminary contact with a total of 35 parties to obtain preliminary indications of potential interest - 19 expressed initial interest and have therefore been approached starting from 5 February 2015 In February and March 2015, the Company received signed non-disclosure agreements from a total of 11 parties, and on that basis provided limited due diligence information to certain of such parties, including a management presentation. For select buyers UBS has arranged meetings with Mathias Hermansson, Chairman of Advisory Committee No expressions of interest were received in the formal process by either the original or the extended deadlines

Following the failure of the formal sale process, the Board engaged in further discussions with a small number of potentially interested parties which resulted in an offer from UTH Russia Apr 2015 May-Jun 2015 Jul 2015 S T R I C T L Y C O N F I D E N T I A L 6 XENON Capital Partners On July 3, 2015, the Board received a formal, non-binding offer from UTH Russia Limited for the purchase of a 75% interest in the Company’s Russian and Kazakhstan business operations for $200mm in cash On July 4, 2015 the Board met to review and consider the UTH offer. The Board has appointed a Special Committee of independent directors to evaluate and respond to the UTH offer, as well as to identify the best method for returning value to the Company’s non-sanctioned stockholders (MTG and public shareholders) following the consummation of the sale transaction The Advisory Committee conducted negotiations with UTH during May and June UBS informed CTC Media that certain parties indicated that they were not interested in participating in the formal process, but might consider one-on-one discussions with the Company if the formal process was not successful The Advisory Committee then commenced efforts to engage in one-on-one substantive discussions with potentially interested parties, ultimately entering into preliminary discussions with three parties - Only one such party provided indication of real interest in a potential transaction - UTH Russia Limited, a privately held Russian commercial television broadcasting group - Other two parties informed the Company that they were not prepared to proceed with an offer

Overview of proposed transactions Phase I and Phase II S T R I C T L Y C O N F I D E N T I A L 7 XENON Capital Partners

Phase I sale transaction: UTH Russia will acquire a 75% stake in CTC Investments CTC Media Inc. for $200mm in cash Committee 25.0% $200mm – Phase I Meeting Note: current ownership structure based on total number of outstanding shares = 156.1mm S T R I C T L Y C O N F I D E N T I A L 8 XENON Capital Partners Operating companies CTC Investments LLC Acquisition of 75% for a cash consideration of UTH Russia CTC Media, Inc (Delaware) UTH will acquire a 75% stake from (Phase I) The Transaction would require: Recommendation of the Special Approval of the Board (simple majority of a quorum) -Telcrest Designees not participating in voting Approval at a Special Shareholder -The required vote would be a simple majority of all outstanding shares -The shares held by Telcrest will not be voted Authorization of the issuance of additional 5% interest Shares to be bought in Phase II Transactions 38.4% 36.2% Public minorities MTG Russia AB Shares blocked pursuant to U.S. sanctions 25.3% Telcrest Investments Limited

Phase II merger transaction: CTC Media Inc. will return cash to MTG and the public shareholders and will delist shares from NASDAQ

Following the review of potential options, it is proposed for the Board and Special Committee to consider a merger transaction that was concluded to be in the best interest of the Company's shareholders, by allowing the Company to return all available cash to its non-sanctioned shareholders (i.e. MTG and the public shareholders)



Public minorities
MTG Russia AB
Shares acquired in the merger will be cancelled
Shares blocked pursuant to U.S. sanctions
Telcrest Investments Limited
100.0%
CTC Media, Inc Delaware
Merger Subsidiary to merge with and into CTC Media Inc. with CTM Media Inc. as surviving entity – Phase II
UTH Russia
20.0%1
80.0%1
CTC Investments LLC
Merger Subsidiary (Delaware)
Operating companies

As soon as possible after the closing of the sale transaction (Phase I), the Company intends to consummate the merger transaction (Phase II)

- CTC Media Inc. will incorporate a new Delaware subsidiary (Merger Subsidiary) that will merge with and into the CTC Media Inc, with the CTC Media Inc being the surviving corporation
- In the Phase II merger, the public shareholders and MTG will receive a cash amount per share, and their shares will be cancelled; the shares held by Telcrest will be unaffected and remain outstanding

[1] Following acquisition of 75% stake from CTC Media Inc. and issuance of the additional 5% stake (subject to final decision and instructions from UTH)

STRICTLY CONFIDENTIAL 9 XENON Capital Partners

Phase I and Phase II transactions – Indicative timeline with a scheduled closing of Phase I sale transaction on December 21, 2015 July August September October November December January February update calls on Jul-24, Aug-10 Sign Exclusivity Letter and file it on Form 8-K Jul-20 Jul-20 Jul-20 Jul-20 Aug-14 Aug-21 notify days notice we require days) next scheduled meeting of Commission on Foreign Investments Closing of Phase II merger Jul-14 Bank holidays Aug-31 Sep-7 Bank holiday Bank holidays Bank holidays Dec-25,28, Jan-1-10 Nov-4 Nov-26,27 Note: Timeline assumes SEC review of preliminary proxy statement (which is likely). If SEC does not comment the Company could mail the proxy statement around Thursday, September 24, and close the sale to UTH in the first half of November and the tender offer and merger in the first half of December S T R I C T L Y C O N F I D E N T I A L 10 XENON Capital Partners Workstreams 13 20 27 3 10 17 24 31 7 14 21 28 5 12 19 26 2 9 16 23 30 7 14 21 28 4 11 18 25 1 8 15 Kick-off working group meeting on due diligence/process Jul-17 Access to VDR granted to UTH and advisors Jul-17 Exclusivity Letter approved by Special Committee (SC) Jul-17 DD status Confirmatory due diligence CTC and UTH to complete working capital review Company and ML confirm mechanics of cash upstreaming Prepare disclosure schedules Jul-20 to Aug-26 to Aug-26 to Aug-26 Prepare proxy statement Jul-20 to Sep-13 Prepare communications materials (press releases, Q&A) Jul-2 Draft of Framework Purchase Agreement delivered by UTH Jul-22 0 to SC negotiates and finalise Framework Purchase Agreement Jul-22 to Sep-13 File OFAC submission Aug-7 CTC to announce 1H’2015 results Aug-7 Special Committee recommends transaction Board approves transaction Sign Framework Purchase Agreement Announce signing by press release and Form 8-K File preliminary Proxy Statement with SEC UTH to file for FAS approval in order to get on the agenda of Receive SEC comments to preliminary Proxy Statement Clear SEC comments; set record date of Shareholder Meeting File and mail proxy statement Hold Special Stockholders’ Meeting Close Sale to UTH Final determination of net cash flows, purchase price and holdback amount Kick-off call Sep-15 Sep-24 Sep-24 Incl. about a week to notify record date and pull broker vote cards Sep-25 Oct-9 Week of Sep-14 Up to 30 days after filing Nov-9 c.30 (byla days, max 60 min 10 Nov-23 -17 By Jan-30 Nov-25 Dec Dec-21 By Feb-15

Overview of key considerations related to the proposed transactions

Regulatory requirements and approvals	▪ The phase I transaction is subject to an approval by the Russian Federal Antimonopoly Service – UTH prepared all the required documents and submitted for FAS review on the week of Sep-14 (before signing of definitive legal agreements scheduled for Sep-24) – Approval timing: FAS to respond within 30 days after filing the application, and at its discretion can ask for two extensions of another 30 days each. UTH expects the approval within 30 days ▪ The phase I transaction is subject to an approval by the Government Commission on Strategic Foreign Investments (broadcasting business of CTC Media falls under the law on strategic investments) – After UTH files its application FAS will be in a position to submit CTC-UTH transaction materials to the Commission. It is now expected that the CTC-UTH transaction will be reviewed at the next scheduled meeting of the Commission on Foreign Investments (mid-Oct) ▪ OFAC confirmation and/or license pending: ongoing dialogue on the proposed transactions, a formal response from OFAC is expected following a letter sent in August **Regulatory approvals on track: no delays in proposed transaction closing**
Uncertainty on the purchase price and cash position	▪ Uncertainty regarding amount of potential purchase price adjustments and final amount of available cash available for distribution for non-sanctioned shareholders of CTC Media – Dependence on operation performance of the Company through the end of 2015 ➲ at closing net cash flow shortfall over 2H2015 (if any) leading in lower total purchase price. Total negative impact on this is capped at $50mm – Dependence on management's ability to achieve budget targets despite very challenging market environment

STRICTLY CONFIDENTIAL

11

XENON Capital Partners

Additional matters for consideration by the Board and Special Committee S T R I C T L Y C O N F I D E N T I A L 12 XENON Capital Partners Appointment of two Board designees to oversee management and budget compliance through closing Appointment of management of CTC Media post-closing of Phase I Appointment of successor directors of CTC Media post-closing of Phase II Establishment of Trust to manage wind-up of CTC Media vis-à-vis public stockholders and MTG (e.g., any potential continuing stockholder litigation) Management of potential litigation Additional considerations

Key terms of proposed Phase I transaction S T R I C T L Y C O N F I D E N T I A L 13 XENON Capital Partners

Framework agreement between CTC Media and UTH - Key terms Cash Flow Shortfall. UTH will then pay such amount (as may be reduced by such S T R I C T L Y C O N F I D E N T I A L 14 XENON Capital Partners The Seller (CTC Media Inc.) and UTH shall pre-approve the issuance of an additional 5% fully diluted share of CTC Investments to UTH to ensure compliance with the New Mass Media Law UTH has the option whether or not to take up the additional 5% Consideration for the extra 5% is a promissory note. It will be based on amount of charter capital, and there be proportionately much higher than purchase price of 75% stake Terms of promissory note: maturity of 15 years, interest rate of 10% Section 2.03 (a) 5% Issuance In exchange for 75% stake in CTC Investments UTH shall pay a total consideration of $200,540,000 (the “Purchase Price”) minus any Net Cash Flow Shortfall, subject to potential adjustment (see below) The Purchase Price payable in stages: -$150,540,000 to be paid at closing. As defined in Section 2.02, the scheduled Closing Date is December 21, 2015 -Holdback amount: $50,000,000 to be withheld pending the calculation of the Net calculation) no later than the 5th Business Day after the calculation of such calculation (expected by Feb 1, 2016) (see below) Section 2.01 (b) Total consideration payable by UTH for 75% stake in CTC Investments

Framework agreement between CTC Media and UTH - Key terms (cont’d) Russia as at 14 December 2015 (i.e. the 5th business day prior Closing Date) S T R I C T L Y C O N F I D E N T I A L 15 XENON Capital Partners The total Purchase Price, less any Net Cash Flow Shortfall, is subject to further adjustment. Adjustments (if any) that are expected to be confirmed prior to the scheduled Closing Date are as follows: 1Programming Expenditure -The Seller would indemnify UTH for the amount of any shortfall between the expected Programming Expenditures (in the period from Jun 30, 2015 to the Closing Date) and the actual amount of Programming purchased and paid in cash by the Acquired Companies -Expected programming expenditure is US$ 23,499,649 in the case of programming to be paid in dollars and RUB 5,278,139,445 in the case of programming to be paid in rubles -Purchase Price Adjustment = 0.75 x [Shortfall denominated in US$] -Any ruble amounts will be converted at an exchange rate of the Central Bank of 2 Kazakh Cash -Amount of 540,000 for Kazakh Cash component in the Purchase price is based on the assumption of total Kazakh Cash of $2.7mm and Indebtedness of $1.5mm -If at closing Kazakh Cash is less than 2.7mm and Indebtedness is higher than $1.5mm, Purchase Price Adjustment = 0.45 x [(Actual Cash – 2.7) – (Actual Indebtedness – 1.5)] 3Cash Reserve -It was agreed that a total amount of $15mm will be left in the company for funding of 1H2016 operations Section 2.01 (c) The Purchase Price Adjustment

Framework agreement between CTC Media and UTH – Key terms (cont'd)

The Purchase Price Adjustment	▪ Section 2.01 (c)	④ **Litigation Indemnity** – In the event there are any outstanding amounts as of December 14, 2015 (i.e. the 5th Business Day prior to the scheduled Closing Date) pursuant to claims asserted in the ongoing litigation (or settlement amounts paid in respect of such litigation), Litigation Indemnity = 0.75 x Outstanding amounts – As described in Section 3.17 of the Disclosure Schedule to Framework Agreement, in September, 2015 CTC Network, received a draft statement of claim to be filed with the Superior Court of Justice on Ontario, Canada, from Ethnic Channels Group Inc. (ECG) for compensation of general damages in the amount of US$3,000,000, as well as special damages (in the amount to be particularized prior to trial) under the exclusive agency agreement between CTC Network, JSC and ECG dated September 15, 2014

STRICTLY CONFIDENTIAL 16 XENON Capital Partners

Framework agreement between CTC Media and UTH – Key terms (cont'd)

Net Cash Flow Shortfall	▪ Section 2.01 (d)	▪ The total Purchase Price is subject to reduction based on fulfilment of 2H2015 cash flow budget **Net Cash Flow Shortfall reduction (in the event the budget is not fulfilled):** **Reduction** { **= 0**, *when the Actual Net Cash Flow for 2H2015 is lower than Budgeted Net Cash Flow for 2H2015 by less than $2mm* **= 0.75 x the Difference**, *when the Actual Net Cash Flow for 2H2015 is less than Budgeted Net Cash Flow for 2H2015 by ≥ $2mm* – Net Cash Flow of Acquired Companies is defined as Ruble denominated sum of cash flow from operating activities and cash flow from investing activities derived based on management accounts for 3Q2015 and 4Q2015 (direct method basis) – Net Cash Flow shall not include any of the following amounts: × any cash income actually received in respect of Excess Prepayments (cash in excess of RUB280mm received in 2015 for advertising to be broadcast in future) × any cash income actually received in respect of Excess Undelivered GRPs (cash in excess of RUB100mm received in 2015 in respect of advertising inventory sold but not delivered in 2015) × any cash income arising from a matter that was not approved by the Purchaser – Difference between actual and budgeted Net Cash Flow is then converted into $US – Difference between actual and budgeted Net Cash Flow shall be net of any amounts that have been already accounted for based on Overdraft Facility Indemnity and Litigation Indemnity

STRICTLY CONFIDENTIAL 17 XENON Capital Partners

Framework agreement between CTC Media and UTH – Key terms (cont'd)

Net Cash Flow Shortfall

- Schedule 1.01 (b) Cash Flow Budgets

In millions Rubles	Budget for 3Q'2015	Budget for 4Q'2015
OPERATING ACTIVITIES OF THE ACQUIRED COMPANIES		
Total Cash receipts, net of VAT	4,213	6,490
Acquisition of programming and sublicensing rights, net of VAT	(3,724)	(3,058)
Total cash operating expenses paid, net of VAT	(1,738)	(1,753)
Including:		
Salary and Payroll taxes	(433)	(511)
Transmission and maintenance	(241)	(239)
Multiplex	(61)	(394)
Other direct operating	(88)	(124)
Advertising and auditory promotion	(186)	(259)
Rent and utilities	(74)	(73)
Other general and administrative	(236)	(373)
VAT and other than income taxes adjustments	(501)	277
Income tax	(15)	(162)
Interest Earned	93	93
Interest Paid	(2)	(3)
Equity in income (loss) of investee companies	6	15
Net Cash from Operating Activities (1)	**(1,249)**	**1,679**
INVESTING ACTIVITIES OF THE ACQUIRED COMPANIES		
Acquisitions of property, net of VAT	(135)	(69)
Acquisitions of intangible assets, net of VAT	(143)	(80)
Net Cash from Investing Activities (2)	**(278)**	**(149)**
Net Cash Flow of the Acquired Companies (3) = (1) + (2)	**(1,527)**	**1,530**

- Any price reduction shall only be calculated in respect of a Net Cash Flow Shortfall; no adjustment shall be made solely on the basis of any deviation between individual line items in the Acquired Companies Cash Flow Budgets and the Actual Net Cash Flow that do not result in a Net Cash Flow Shortfall

STRICTLY CONFIDENTIAL

18

XENON Capital Partners

Framework agreement between CTC Media and UTH - Key terms (cont’d) S T R I C T L Y C O N F I D E N T I A L 19 XENON Capital Partners The budget-based reduction to the Purchase Price hereunder is expected to be determined by February 1, 2016 - By November 15, 2015, the Parties will agree on the calculation of the Net Cash Flow Shortfall for 3Q2015 and will sign a budget performance certificate - Within 30 days of the close of 4Q2015, the Parties will use 3Q2015 budget performance certificate as the opening balance, agree on the calculation of the Net Cash Flow Shortfall for 4Q2015 (the 3Q2015 result will be adjusted for 4Q2015 numbers to come up with a net result) and will sign a further certificate For purposes of calculations, aggregate actual expenditure of the Acquired Companies shall be deemed to be not less than the budgeted expenditure for such period, unless the Seller can demonstrate that such under-expenditure is the result of cost savings Net Cash Flow Shortfall Section 2.01 (d)

Framework agreement between CTC Media and UTH - Key terms (cont’d) S T R I C T L Y C O N F I D E N T I A L 20 XENON Capital Partners There is a broad set of warranties. However, all warranties other than critical warranties will terminate at Closing The Critical warranties shall remain in full force and survive the Closing - Critical warranties include Title (Section 3.01) - Organization (Section 3.03) - Acquired Companies (Section (3.04) - Authority (Section 3.05) - Capitalization (Section 3.09) - No Violations. No Change of Control Provisions (Section 3.06 clause a) - No Other Agreements or Rights (Section 3.11) - 5% Issuance (Section 3.34) Article III, sections 3.01 – 3.34 Representations and Warranties of the Seller Contrary to our proposal, UTH did not agree to treat the deal as a public company transaction, but rather as a sale of assets, the consequence being: - The Seller is providing a broad set of business warranties (see below); and - Certain obligations survive Closing Structure of transaction

Framework agreement between CTC Media and UTH - Key terms (cont’d) S T R I C T L Y C O N F I D E N T I A L 21 XENON Capital Partners In the event there is any outstanding indebtedness under the Overdraft Facility at the close of business on December 31, 2015 the Seller will indemnify on a dollar-for-dollar basis that such amount of Indebtedness is multiplied by a co-efficient of 1.00 (as opposed to the co-efficient of 0.75 used in the calculation of the Net Cash Flow Shortfall) Overdraft Facility Indemnity payable shall except any amount compensated under Net Cash Flow Shortfall (to the extent amounts drawn under the Overdraft Facility have been reflected in the expenses in respect of operating activities and investing activities included in the calculation of Actual Net Cash Flow) OVERDRAFT FACILITY INDEMNITY Article IX Indemnification The Seller will have indemnity obligations in respect of Programming Expenditures, Cash Reserve and Kazakh Cash & Indebtedness and outstanding Overdraft balance (in the event that the calculations at the time of closing were incorrect) as well as indemnities for Leakage and for Critical Warranties Limitation on maximum liability: Claims for breach of warranties are capped at the total Purchase Price actually received by the Seller Time limitations: the 30 day period after the Closing to make an indemnity claim. No such time limit to apply for a claim under a Critical Warranty

Framework agreement between CTC Media and UTH - Key terms (cont’d) S T R I C T L Y C O N F I D E N T I A L 22 XENON Capital Partners Following Closing: and until December 31, UTH is required not to deviate from the ordinary course of business or undertake any activity designed to decrease the Actual Net Cash Flow; and until the Net Cash Flow Shortfall is calculated, the Seller shall have an observer right and UTH cannot make any changes to senior management Section 6.10 Restrictions on operating the business by UTH between Closing and December 31, and until determination of final Purchase Price The Seller has agreed to a broad range of restrictions on operating the business between signing and Closing, such that UTH consent is required to, amongst other things: - Deviate from the ordinary course of business - Deviate from the programming plan - Approve any Leakage, other than the pre-approved upstreaming of cash or - Make any material expenditure (i.e. greater than RUB 50mm) Article VI, section 6.01 Restrictions on operating the business between signing and Closing

Framework agreement between CTC Media and UTH – Key terms (cont'd)

Limited deal certainty	▪ Article VII	▪ UTH has broad termination rights, including if: – There is a breach of warranty reasonably likely to cause US$10mm loss – There is a MAC (which his broadly defined and includes general deterioration of the market) – Working capital is reasonably likely to be below RUB 10,648mm ▪ Note also that the Seller's Fiduciary Out provides a very narrow ability to consider superior proposals, particularly in the timeframe
Termination fees	▪ Section 8.03	▪ A Termination Fee of US$5mm (e.g. where the Seller exercises its Fiduciary Out) Or ▪ A No Vote fee of US$2.6mm (i.e. where the stockholders vote against the sale) may be payable upon termination, in addition to the Seller reimbursing UTH's out-of-pocket expenses

STRICTLY CONFIDENTIAL 23 XENON Capital Partners

Key terms of proposed Phase II transaction S T R I C T L Y C O N F I D E N T I A L 24 XENON Capital Partners

Phase II merger transaction – overview and key terms

Phase II transaction – buyout of shares held by MTG and public minorities through a merger

- CTC Media will incorporate a new Delaware subsidiary (Merger Subsidiary) that will take CTC Media private through a merger of CTC Media with Merger Subsidiary, with CTC Media being as the surviving entity
- At the time of the phase II transaction, shares acquired from public shareholders and MTG in the merger will be cancelled in exchange for a cash consideration payment determined on the basis of the consideration from a sale of 75% stake in CTC Investments (Phase I) and available cash on hand
- The shares of common stock held in treasury will be cancelled
- The shares held by Telcrest would remain outstanding and unaffected by the merger transaction
- Upon completion of these transactions, CTC Media shares will be delisted from the NASDAQ Global Select Market



Sources of funds
Use of funds
$200.5mm
$55.1mm
$255.6mm
Proceeds from sale of 75% stake in CTC Investments completed at Phase I
+
Existing cash (after all transaction expenses/taxes) available for Phase II
=
Total cash available for phase II merger transaction

MTG and public shareholders are proposed to be paid a cash consideration of up to $2.19 per share representing

- ✓ **1.5% premium to a price of $2.16 as of Jul-2, the last trading day prior to UTH offer announcement on Jul-6**
- ✓ **29.0% premium to the current share price as of Sep-11 ($1.70), the last trading day prior to MTG BoD meeting**
- ✓ **23.0% premium to the current 1mVWAP (over the period Aug-18 – Sep-18)**
- ✓ **19.0% premium to the current VWAP since announcement (over the period Jul-2 – Sep-18)**

STRICTLY CONFIDENTIAL

25

XENON Capital Partners

The merger transaction allows to return available cash to non-sanctioned shareholders of CTC Media

Source of funds for the merger transaction – existing cash on the balance sheet, $mm



75.8
(6.1)
(18.7)
51.0
(5.4)
45.6
28.6
(19.2)
55.1
Cash held by operating companies as of Jun-30
Effect of recent RUB depreciation
Total Cash restricted and cash left in the Company
Total cash on hands available for distribution/ upstreaming
Taxes on dividends
Total cash upstreamed to the top level (CTC Media Inc.)
+
Cash at CTC Media Inc. as of Jun-30
–
Cash expenses (Transaction related expenses + 2H2015 cash expenses at CTC Media Inc. level)
=
Total cash on hands available for merger transaction (phase II)

As of Jun-30 only c.37% of total cash held in $

Conversion of Ruble-denominated cash at exchange rate of 1$=64RUB (vs 1$=55.52RUB as of Jun-30)

1 Cash to fund 2H2015 budgeted shortfall at operating level:	*$(1.0)mm*
2 Cash left at Kazakhstan:	*$(2.7)mm*
3 Cash Reserve (to fund 1H2016 operations)	*$(15.0)mm*
Total:	***$(18.7)mm***

1 Transaction related expenses:	***$(21.2)mm***
Management incentive plan	*$(10.0)mm*
Project bonus reserve (approved by BoD)	*$(1.0)mm*
BoD fees	*$(0.6)mm*
Advisory & Consulting	*$(5.3)mm*
Reserves & Other	*$(4.3)mm*
2 Cash operating expenses of Inc.:	***$(2.8)mm***
Senior management compensation	*$(1.0)mm*
BoD fees	*$(0.8)mm*
Other	*$(1.0)mm*
3 US Tax refunds:	***$4.8mm***
Total:	***$(19.2)mm***

STRICTLY CONFIDENTIAL 26 XENON Capital Partners

Why proposed merger transaction is compelling for participating non-sanctioned shareholders of CTC Media? be obtained in the extraordinary external circumstances absence of any viable alternatives is likely to result in the limitations as of January 1, 2016 Such an outcome significant value from the group’s business, and to return visibility remains poor while investor concerns S T R I C T L Y C O N F I D E N T I A L 27 XENON Capital Partners The transaction reflects the best possible terms that can faced by the Company Failure to complete the proposed transaction in the Company being not compliant with the foreign ownership would likely destroy all remaining value for the shareholders of CTC Media The Transaction enables the Company to extract such value to shareholders The unprecedented volatility of capital markets and high risk related to compliance with the law have resulted in significant drop in CTC Media share price - Currently the stock is trading at all-time historical lows Weak macroeconomic situation driven by the combination of a sharp drop in the price of oil, western sanctions, massive capital flight and uncertainty over the economic outlook poses substantial challenges for the Russian companies, including CTC Media High market volatility is likely to persist as mount about deteriorating macro fundamentals, the recent acceleration in ruble depreciation, and continued geopolitical risks …the merger delivers solid terms to shareholders Despite extraordinary market environment…

The unprecedented capital market turbulence coupled with significant risks related to legislation has led to a significant drop in CTC share price in 2014 Jan-2 Price: $13.6 Mcap: $2,118mm 31 $4.9 $759mm Source: Bloomberg as of September 7, 2015, broker reports S T R I C T L Y C O N F I D E N T I A L 28 XENON Capital Partners Share price, $/share CTC Media share price MSCI Russia (rebased to CTC share price at January 2, 2014) 16 13 10 7 Price: Mcap: 4 back of new legislation to limit foreign ownership in Russian massthe new law on Sep-17 1 Jan-14 Feb-14 Apr-14 May-14 Jul-14 Aug-14 Sep-14 Nov-14 Dec-14 ed % Dec-day 11: EU announced new ions against Russia $9.5 CTC Media’s share price has come underdrop since first public media assets to 20% Oct-29: CTC Media announced 3Q’2014 financial results (48.7%) mention of significant pressure on the Mar-1: Russian market lost over 12% in one day following escalating tensions over Crimea/Ukraine. CTC price dropped by 8% over one day Mar-sanct Jul-san dropped by 6% over one $8.6 $6.4 $5.0 Sep-12: US extended sanctions against Russia 17: US imposed sectoral ctions against Russia. CTC price Trading levels Sep-17Dec-31 % Change Share price 1m VWAP 3m VWAP 6m VWAP 9.54.9 9.44.9 10.15.6 9.77.2 (48.7%) (47.9%) (44.9%) (25.5%) Sep-17: Proposed legislation was introduced in the Parliament. The first news on the media law reached the market Sep-26: The Russian Parliament passed a media ownership law. CTC price dropped by 23% over one day Oct-14: President signed law setting restrictions on foreign ownership. CTC price dropped by 4% over one day Nov-Dec period of rapid rouble depreciation. Dec-16: Market dropp by 21% over two days after Central Bank raised key rate from 10% to 17 Over 2014 the share price has dropped by 64% to $4.87 (as of Dec-31,2014)

The amended law creating substantial uncertainty over the potential ownership of CTC Media was taken negatively by the market “We highlight the risks of potential full or partial forced sell-down by strategic shareholder MTG and potential delisting from NASDAQ. We maintain our cautious stance.” “CTCM will have to find a way to comply with recently-passed legislation, which implies big changes to its shareholder structure. The situation clearly is extraordinary and the risks might not be acceptable to all investors. Some shareholders may prefer to exit rather than take the risks, which could continue to push the stock lower. However, even though there is a non-negligible chance that CTCM’s Russian channels may lose their broadcasting licenses if the company does not (or is unable to) comply, our sense is that there is no intention to hurt minorities while CTCM’s US domicile, in our view, provides minorities with adequate protection. …We think that one of the potential options for CTC Media to bring its ownership structure into compliance with the new requirements would be to find a new third party entity domiciled in Russia that could buy the stakes of MTG and minorities and potentially de-list the stock from the US stock exchange.” UBS, September 26, 2014 “…the proposed amendments create substantial uncertainty around the future ownership structure of the business, which we expect to weigh on the share price until some clarity is achieved. …Overall, we view the proposed legislation as negative for CTC. Combined with the weak operational backdrop we continue to see the near-term outlook for shares in CTC as negative.” Renaissance Capital, September 23, 2014 Deutsche Bank, October 7, 2014 S T R I C T L Y C O N F I D E N T I A L 29 XENON Capital Partners Broker commentaries issued in Sep-Oct 2014

Uncertainty with regards to compliance with the amended law on Mass Media continues to adversely affect the share price performance in 2015 Jan-2 Price: $4.9 Mcap: $759mm $3.5 Sep 11 price: $1.7 Mcap: $265mm Source: Bloomberg as of September 11, 2015, broker reports; 1 Rebased to CTC share price at January 2, 2015 S T R I C T L Y C O N F I D E N T I A L 30 XENON Capital Partners In 2015 YTD CTC Media shares continued to significantly underperform the Russian market Since first mention of the law shares dropped by over 80% Share price, $/share 7.0 6.5 6.0 5.5 5.0 4.5 4.0 3.5 3.0 2.5 2.0 Sep-1.5 Pric 1.0 Jan-15 Feb-15 Mar-15 Apr-15 May-15 Jun-15 Jul-15 Sep-15 A combination of uncertainty around the future ownership structure of the business, weak performance and challenging macro environment has driven a substantial de-rating of the stock in 2015, with shares currently trading at historical all-time lows 2Q’2015 financial results: Revenues $4.5 Aug-7: CTC Media announced fell down y-o-y by 25% in rubles / 54% in $. OIBDA fell down by 70% in rubles to RUB 1.1bn and by 81% in $ $3.1to $19mm $1.8 $1.8 Jul-6: UTH Holding made an offer to acquire 75% of CTC Investments Apr-30: CTC Media announced 1Q’2015 results” Revenues decreased y-o-y by 25% in rubles (by 58% in $). OIBDA dropped by 74% yoy in rubles and by 85% in $ (to $8mm) Mar-5: CTC Media announced FY2014 results: Revenues increased by 3% in ruble terms (down by 15% in $ terms). Adjusted OIBDA fell down by 10% in ruble terms and by 24% in $ terms (to $207mm) Jun-6: Shareholder agreement between MTG and Telcrest expired Performance over the period 2015 YTD1m3m6m Since Sep-17, 2014 (first mention of the law) CTC Media MSCI Russia1 (65.6%) (8.1%) (44.4%) (56.5%) 5.0% (5.2%) (17.0%) (6.9%) (82.1%) (33.6%) Underperformance of CTC vs MSCI Russia (percentage points difference) (70.6%) (2.9%) (27.5%) (49.6%) (48.5%) In 2015YTD share price further dropped by 66% to unprecedentedly low level of $1.7 (as of Sep-11, 2015)

Broker view summary – In 2015 analysts retain a cautious view on CTC Media on the back of risks related to new legislation “Further pressure from compliance with foreign ownership law. In our view, this dramatically deteriorating financial performance creates an unfavourable backdrop in light of the company’s need to comply with the law on reducing foreign ownership to 20% by the end of the year. According to the company, it has failed to identify so far any alternative to comply with the law without a material change in the ownership of the group’s Russian businesses, or a sale, or a buy back of a material portion of the common stock of the company. Given the unfavourable backdrop, the statement also highlighted risks that “the value of the common stock of the Company could further decline, and you may lose all or a significant portion of your investment.” “Management said it continues to work with advisors to evaluate and implement a response to legislative changes, including a potential sale. Advisors recently conducted an initial, formal process to identify and solicit offers from potential bidders but no offers have been received in that formal process. It also cautioned that even if parties interested in acquiring CTCM’s assets or shares are identified, there can be no assurance that terms would be acceptable and that a transaction would yield proceeds at a level that reflects the underlying value of the business. As a result, management stated that the value of the common stock of the Company could further decline. Our take is that this is indeed an unfortunate year to consider selling, and we think management comments are emphasizing the risk factors – but we continue to hope that despite the challenging environment, they will find a solution respecting the interests of minority investors.” VTB Capital, May 5, 2015 Deutsche Bank, April 30, 2015 “The most pressing issue for investors is how CTC complies with the incoming Russian Mass Media Law, which limits foreign ownership of Russian media companies to 20%. CTC is domiciled and listed in the US. Management initiated a formal process to identify and solicit offers. Management said it had yet to receive any formal offers, underscoring the complexity of the situation” Morgan Stanley, May 4, 2015 “…the company said compliance with the foreign ownership cap will necessitate material ownership changes, including sale transactions. Importantly, given lack of potential buyers the management highlighted that the transaction may not be at the fair value of the business. Goldman Sachs, May 5, 2015 S T R I C T L Y C O N F I D E N T I A L 31 XENON Capital Partners Broker commentaries on efforts to comply with the new legislation

Buy-in analysis indicates that over the last two months c.39% of free float was traded at a price below $2.0 per share Source: Bloomberg as of September 11, 2015 S T R I C T L Y C O N F I D E N T I A L 32 XENON Capital Partners Buy-in analysis and share price performance: 2015 YTD Share price, $/share Trading volume, mm shares% Volume traded in each price range in 2015YTD 5.002.5 4.75 4.50 4.25 4.00 3.75 3.50 3.25 3.00 2.75 2.50 2.25 2.00 1.75 1.50 Jan-15 Jan-15 Feb-15 Mar-15 Apr-15 May-15 Jun-15 Jul-15 Aug-15 Sep-1534.6mm 33.4mm 24.7mm In Jul-Aug’2015 c.39% of free float / 14% of total number of issued shares traded at a share price below $2.0. Proposed cash consideration of $2.21 per share represents a solid premium 1Q2015 2Q2015 Jul-Sep Avg. daily traded volume (mm) 0.57 0.53 0.48 Shares traded (mm) 34.6 33.4 24.7 % of outstanding traded 22.1% 21.4% 15.8% % of free float traded 61.2%59.1%43.6% 1Q’2015 2Q’2015 Jul-Aug’2015 2.0 26% 12% 28% 11% 2% 37% 1.5 9% 34% 29% 1.0 2% 4% 7% 3% 0.5 7% 90% 0.0 Total volume traded for the period

CTC Media valuation multiples have fallen below long-term average in recent months on the back of high risks related to new legislation Source: Bloomberg as of September 11, 2015 S T R I C T L Y C O N F I D E N T I A L 33 XENON Capital Partners 8.0x 7.0x 6.0x 5.0x 4.0x 3.0x 2.0x 1.0x Sep-12 Dec-12 Mar-13Jun-13 Sep-13 Dec-13Mar-14 Jun-14 Sep-14 Dec-14 Mar-15 Jun-15S ep-15 Implied valuation multiples of proposed transaction come at over 25% premium toTC historical 1-year average Jul-6: FV/1-yr fwd EBITDA = 2.4x CTC Media announced UTH offer for an acquisition of a 75% stake in C Investments Oct-15: FV/1-yr fwd EBITDA = 2.6x President signed amendments to Mass Media law limiting foreign ownership in media assets at 20% Proposed terms under tender offer transaction Share offer price: $2.21 per share Implied equity value (100% stake): $345mm Implied Firm Value: $278mm Implied FV/1-year forward EBITDA: 4.5x 3 year 2 years 1 year 2015 YTD (Sep’12-Sep’15) (Sep’13-Sep’15) (Sep’14-Sep’15) (Jan’15-Sep’15) Low2.4x 2.4x 2.4x 2.4x Mean5.1x 4.9x 3.8x 3.9x Median 5.4x 5.3x 3.5x 3.5x High 7.2x 7.2x 6.0x 6.0x Historical 1-year forward rolling FV/EBITDA multiples: Last three years

Proposed price under the merger transaction is in line with brokers estimates

	Brokers estimate potential offer price in the range of $2.16-$2.4 per share	*Current proposal: offer price at up to $2.19 per share which is at the lower end of brokers' range*
	The difference between current proposal and brokers view is largely driven by the combined effect of recent ruble depreciation and commercial terms on $15mm in cash to be left in the Company	
Total cash at the balance sheet	• Current brokers view is driven by total cash of $104.5mm as of Jun-30, 2015 – Exchange rate as of Jun-30: 1$=55.52RUB	• Total cash is assumed $98.3mm – Current proposal incorporates effect of recent RUB depreciation – As of Jun-30, 54.6% of total cash held in US dollars, 42.5% in Rubles and remaining 2.9% in other currencies – Cash held in rubles converted at an exchange rate of 1$=64RUB
Commercial terms: cash to be left in the Company	• Not reflected in brokers estimates	• Current proposal assumes $15mm in cash to be left in the Company (for funding of 1H2016 operations)
	• **Current broker views on potential offer price don't reflect recent RUB depreciation and key commercial terms on amount of cash to be left in the Company**	• **Combined effect of ruble depreciation and $15mm cash to be left in the Company: offer price is lower by $0.15 per share** • **Prior to taking this effect into account indicative offer price is c.$2.34 per share which is in line with the high end of brokers' range**

STRICTLY CONFIDENTIAL

34

XENON Capital Partners

Recent brokers view on potential offer price and transaction approval

Broker commentaries

Broker	Date	Comments on potential offer price	Comments on the deal approval
Otkritie Capital	10-Aug	▪ We think that in the event that the sale of 75% of CTCM's operating assets for $200mn is approved shareholders may approve a buyback at **a modest premium of $2.16/share**. We estimate **the buyback should happen at a price of around $2.26/share**	▪ Deal with UTH is still not approved. CTC Media did not provide any update on the approval of its deal with UTH. UTH has 2 months of exclusivity when CTC Media's BoD has no right to discuss the deal with other potential buyers
Sberbank CIB	10-Aug	▪ Although the cash that would be available for distribution to shareholders has not been disclosed, if the deal is approved the company had previously stated that it **would imply a modest premium to the share price of $2.16**	▪ We **reiterate our belief that for minority shareholders the best option is to vote for the deal**. If the offer is rejected, the company will unlikely be able to comply with the law on time. The several months that would remain are a very short period in which to find another buyer and complete a transaction, and it is highly unlikely that any other buyer would offer a better price than UTV. It is also an extremely tight time frame to carry out a restructuring. The company currently **does not have any backup plan if the EGM does not support the transaction, as it thinks that this offer is the best option available for shareholders.** ▪ Approval would require 51% of the share capital voting in its favor. MTG already announced that it intends to vote for the deal (38% stake), hence, **one third of the free float would have to be in favor for it to pass, we estimate.**

STRICTLY CONFIDENTIAL

35

XENON Capital Partners

Recent brokers view on potential offer price and transaction approval (cont'd)

Broker	Date	Comments on potential offer price	Comments on the deal approval
BCS Global Markets	10-Aug	▪ No news on UTV deal; no signs of upside to speculated buyout levels. The conference call brought no new information on the UTV deal, in our opinion, and the key number for us in results – net cash position – stood at $103mn, slightly below 1Q15. Management indicated that cash balances would decline further during the year, as programming spending increases to support a strong fall premiere schedule, which in turn implies **little upside from a buyout expected just above $2.16/share**	
URALSIB	10-Aug	▪ If the offer is accepted and all of the cash is distributed among minorities, **in the best case**, minorities will get an opportunity to exit at **up to $2.4/share, 30% above the current market price**	
Raiffeisen Research	7-Aug	▪ We estimate that, if the deal is done, the minorities may be offered to have their shares **bought out at approximately USD 2.3 per share,** which is 22% above the current market price, but still significantly below the levels seen before the amendments to the Mass Media Law were adopted	▪ We note that in order for the deal to be approved, it requires the approval of around 50% of minorities, provided that MTG supports the deal, which leaves room for uncertainty even if the deal is approved by the major shareholders and regulators
Morgan Stanley	7-Jul	▪ MS: Assuming $280m net cash available for distribution to MTG and minorities, we estimate that **shareholders could receive up to $2.4/share**. (Note: this is based on assumption of net cash of $110mm and tax/transaction costs of $30mm) ▪ *XENON: incorporating more recent number of net cash of $104.5mm (as of Jun-30), potential offer price is $2.3*	

STRICTLY CONFIDENTIAL 36 XENON Capital Partners

Recent brokers view on potential offer price and transaction approval (cont’d) Deutsche Bank Markets Research 22-Jul The board said that, if the deal is completed, it intends to return value to shareholders. We believe that the company will likely make a buyback offer to minorities at a price close to the implied value of the offer less transaction expenses and taxes We, therefore, set our target price at USD2.20 based on comments from the company that the funds available for shareholders (less transaction expenses and taxes) are expected to be at a small premium to the market price prior to the offer (although there remains uncertainty about the tax implications and cash and cash equivalents in the next several months) We think a buyback offer to minorities is likely. We believe that the offer does not reflect the fundamental value of the company, but given time constraints, lack of alternative offers and little chance of relaxation in the legislative changes that forced the company to sell its units, we believe that the board is likely to accept the offer without material modifications S T R I C T L Y C O N F I D E N T I A L 37 XENON Capital Partners Broker Date Comments on potential offer price Comments on the deal approval

Appendix Review of working capital, cash and programming considerations: proposed transaction terms – submitted to UTH on August 26 2H2015 CTC Media’s Cash Flow - view by UTH (received on August 7) 1H2016 CTC Media’s Cash Flow - view by UTH (received on September 2) S T R I C T L Y C O N F I D E N T I A L 38 XENON Capital Partners

25 August 2015 REVIEW OF WORKING CAPITAL, CASH AND PROGRAMMING CONSIDERATIONS: PROPOSED TRANSACTION TERMS S T R I C T L Y C O N F I D E N T I A L

Agenda S T R I C T L Y C O N F I D E N T I A L 1 XENON Capital Partners Appendix B: Cash upstreaming memo Appendix A: Purchase price proposal 27 Overview of historical working capital position 20 Preliminary view on 2016 performance 16 Strong programming investment plan 10 Update on cash position in 2H2015 7 Proposed transaction terms 2 Resilient performance and strong programming investment in challenging market Page Section

Resilient performance and strong programming investment in challenging market S T R I C T L Y C O N F I D E N T I A L 2 XENON Capital Partners

Given the extreme market volatility we understand your focus on the working capital, cash performance and programming investments of CTC Media

CURRENT CHALLENGING ECONOMIC CONDITIONS BRING WORKING CAPITAL INTO SHARP FOCUS

- Challenging macroeconomic situation driven by the combination of a sharp drop in the price of oil, western sanctions, massive capital flight and uncertainty over the economic outlook
  - Russia's energy dependent economy was severely affected by a sharp fall in oil prices – over the last twelve months oil prices dropped by 56%
  - Real incomes are falling – latest GDP figures show rate of economic contraction deepened to 4.6% in 2Q'2015 compared to the same period of 2014. The pace of the decline is the sharpest fall in economic activity since the global financial crisis in 2009
  - Rouble has collapsed – over the past twelve months it has declined by 48.8% versus US dollar
- Weak economic environment poses challenges for the Russian companies
  - The companies are increasingly focused on adapting working capital requirements – strong working capital management provides a sound downside protection to get through current challenging market conditions

We fully understand your concerns on the adequate working capital, cash and sufficient programming spending in the light of challenging economic conditions we are ready to cooperate with you to provide appropriate comfort on these matters

STRICTLY CONFIDENTIAL 3 XENON Capital Partners

CTC Media is showing superior resilience in the challenging economic environment with solid performance expected in 2H2015

STRONG PAST PERFORMANCE

- Strong consistent cash generation supported by continued control on working capital and limited capex requirements
- Over the last five years, the combination of strong top-line performance with high and stable margins has led it to best-in-class free cash generation
  - Revenues CAGR'10-14 of c.11% (in RUB terms)
  - 5-yr average adj. OIBDA margin of 32.5%
- Long track record of strong historical results positions CTC Media for performance improvements in future

CLEAR STRATEGIC INITIATIVES

- Deliver compelling content
- Demonstrate strong audience share performance
- Leverage strong mix of brands and assets to maintain superior market positions
- Maintain continued focus on cost and operational excellence to align the cost base to the lower revenue base

SOLID OUTLOOK

- ✓ **Solid performance in challenging environment driven by upward turn in viewership dynamics and financial results starting from start of 3Q'2015**
- ✓ **Deliver strong programming lineup with a significant number of high-quality premieres – management team expects Fall'2015 season to be one of the strongest in recent history**
- ✓ **Roll out refreshed CTC channel**
- ✓ **Leverage benefits from a more disciplined approach to content and efficient grid programming**
- ✓ **Maintain positive working capital profile and sound operating cash flow performance**

media

Despite challenging market environment CTC Media is well on track ☑ to deliver on its large-scale strategic plan in 2015, ☑ to commit solid spending on attractive content, and ☑ to maintain costs within budget

CTC Media's management team is confident to bring audience shares back on track in 2H2015 – Roll-out of refreshed CTC channel and delivery of high-quality premieres are on schedule

Strongly positioned for positive performance to continue to improve in 2016

STRICTLY CONFIDENTIAL

4

XENON Capital Partners

CTC Media is showing superior resilience in the challenging economic environment with solid performance expected in 2H2015 (cont'd)

CASH POSITION: CURRENT VIEW ON 2H2015

- For the remainder of 2015 CTC Media's management team expects solid performance
- On operating level CTC Media is strongly positioned **to end 2015 with a small positive cash flow of 38mmRUB** (this excludes operating expenses paid by CTC Media Inc. and any transaction related expenses paid directly by CTC Media Inc.)

	RUBmm
Cash revenues	**10,703**
-Cash OPEX (excl. transaction expenses/OPEX by CTC Media Inc.)	(3,534)
-CAPEX	(427)
-Other[1]	(67)
=Total cash flow before programming spending	6,675
-Total Programming expenses	(6,637)
=Resulting cash flow at operating level after programming spending	**38**

[1] Dividends paid to non-controlling interest (Financing CF)

WORKING CAPITAL



Working capital, $mm
186.3
216.8
31-Dec-14
30-Jun-15

- Strongly positioned to maintain strong positive working capital position in 2H2015

At a time of the transaction CTC Media will be a profitable company with a strong working capital position – 2H2015 cash and programming expenses funded in full

STRICTLY CONFIDENTIAL 5 XENON Capital Partners

CTC Media will make solid content investments in 2H2015

In the current challenging environment CTC Media is increasingly focused on acquiring attractive content and expanding its library rights to drive audience shares

ADDITIONAL CONTENT SPENDING: 145mmRUB	▪ Content from Russian providers: – Shift of programming spending to 2H2015 (from 1Q2016 as originally planned) – Perfect timing to secure attractive deals with the Russian content providers to ensure top quality ➲ This strongly positions the business to benefit future operations and supports audience share performance ▪ Content from international providers: – Higher programming expenses are partly driven by adjustment to the current exchange rate

Taking into account additional content spending total 2H2015 budget is 6,782mmRUB, of which 1.9bnRUB is for 1H2016

STRICTLY CONFIDENTIAL 6 XENON Capital Partners

Proposed transaction terms S T R I C T L Y C O N F I D E N T I A L 7 XENON Capital Partners

Proposed transaction that sufficient funds will be available to stockholders to ensure a modest premium to the In an attempt to address your concerns on working capital position, cash, programming investments we have developed a proposal that includes potential adjustments to the purchase price S T R I C T L Y C O N F I D E N T I A L 8 XENON Capital Partners CASH WORKING CAPITAL POSITON PROGRAMMING INVESTMENTS •Pursuant to the non-binding offer, UTH would acquire a 75% interest in the Company’s operating businesses on a cash-and debt-free basis •Special Committee and the full Board need to be comfortable that they can recommend the terms of the deal to the stockholders -CTC Media’s Board can only recommend a transaction that provides appropriate certainty market price immediately prior to the announcement of the offer PROPOSED TRANSACTION: KEY CONSIDERATIONS

With an understanding of your concerns and in the spirit to move the transaction forward we are ready to provide significant compromise shortfall would be left in the Company Programming rights, net Revenue will have sufficient working capital in 2016 S T R I C T L Y C O N F I D E N T I A L 9 XENON Capital Partners •In the spirit of good faith and mutual cooperation the Seller is comfortable to warrant that the Company 2016 WORKING CAPITAL WC = Current Assets – Current Liabilities, Current Assets = Trade Accounts Receivables + Taxes Reclaimable + Prepayments + Current Liabilities = Accounts Payable + Accrued liabilities + Taxes payable +Deferred US-denominated amount based on balance sheet in accordance with US GAAP APPROACH TO WORKING CAPITAL CALCULATION •Although the Company doesn’t expect cash outflows in excess of the current 2H2015 budget, we are ready to compromise on the following adjustment: - The Seller would indemnify the Purchaser to the extent that if, at completion, the working capital of the Company is not positive and/or cash is less than zero, on a debt-free basis - This indemnity would survive 30 days from completion INDEMNITY FOR 2015 NEGATIVE WORKING CAPITAL AND/OR CASH •The Seller would indemnify the Purchaser for the amount of any shortfall in agreed programming expenditure (i.e. 6.8bnRUB) that is not matched by available cash left in the Company - If less programming is purchased by the CTC Media in 2H2015, then an amount of cash equal to the - Indemnity would survive 30 days from completion 2015 PROGRAMMING COMMITMENTS

Update on cash position in 2H2015 S T R I C T L Y C O N F I D E N T I A L 10 XENON Capital Partners

Summary overview of the differences in 2H2015 cash positions

	UTH 2H2015 UTH view	media 2H2015 management view	Comments
2H2015 revenues	▪ Adjusted revenues at 8.4bnRUB	▪ Updated revenues estimate at 10.7bnRUB	▪ Difference: **2.3bnRUB** ▪ Key drivers: – Audience share of CTC – TV advertising market – CTC market share dynamics
2H2015 programming rights acquisition	▪ Adjusted budget at 8.1bnRUB	▪ Updated budget at 6.8bnRUB	▪ Difference: **1.3bnRUB** ▪ Key drivers: – More efficient approach to content acquisition and production – One-off expensive projects of 2014 – High sufficiency in content for 1H2016 programming needs – New management team at CTC channel
2H2015 Capex	▪ Adjusted CAPEX to include additional investment of 1.9bnRUB ($30mm) for modernisation of broadcasting facilities		▪ Difference: **1.9bnRUB** ▪ CTC Media is in the middle of preparing a detailed concept/plan of the potential medium-term investments in broadcasting facilities – maximum investments are estimated at c.$20mm that **will be spread over 2016/2017 and fully funded by operating CF**; A more accurate estimate will be available in Nov'2015
Other	▪ 0.3bnRUB of effect from exchange rate	▪ CF recalculated based on USD/RUB exchange rate of 64 ▪ Lower investments in Multiplex – savings of 0.3bnRUB	

STRICTLY CONFIDENTIAL

11

XENON Capital Partners

On the back of improving audience shares of its flagship channel and the revised outlook for 2H'2015 CTC Media has revised its revenues estimates

Key drivers of recent revision of revenues in 2H2015

Strong audience shares – delivery of compelling premieres will drive CTC ratings

- While ratings of CTC Media's networks showed signs of softness in 1H2015, they demonstrate strong recovery in 2H to date in line with the management's plan
  - A solid audience share of 8.12% in July (vs. July budget of 7.6%)
  - An impressive share of 9.41% for the first eleven days of August (vs. August budget of 8.3%)
- CTC Media is well on track to deliver on its plans to improve audience shares of CTC to 9.9% in 2H2015
  - Several large-scale premieres of 265 hours scheduled for 2H2015: audience shares for premieres expected to exceed CTC Channel's average levels

Audience share (All 10-45)



10.2%
7.9%
8.6%
11.0%
2014FY
1H2015
3Q2015E
4Q2015E

Target audience share for premieres, scheduled for 2H 2015:



Kitchen 15.2%
80's 12.9%
Voronins 11.0%
The Day After 11.0%
Family Business 10.3%
Molodezhka 13.4%
Londongrad 12.1%
How I Became Russian 11.8%
Mommies 11.0%

  - Combination of CTC strong brand name, attractive audience profile and new shows/premieres will support a strong appeal among advertisers to drive high sell out in 2H2015 – sales dynamics in July-August already provides a strong evidence of improving sell-out

STRICTLY CONFIDENTIAL
12
XENON Capital Partners

On the back of improving audience shares of its flagship channel and the revised outlook for 2H'2015 CTC Media has revised revenues estimates (cont'd)

Key drivers of recent revision of revenues in 2H2015

Sponsorship commitments for the coming TV fall season

- Driven by the launch of new TV shows CTC Media expects increased revenues from sponsorship
- New sponsorship commitments have been recently reconfirmed – currently, c.300mmRUB in sponsorship revenues expected in 2H2015

Improving TV advertising market outlook

- Video International estimates that total Russian TV advertising spending may decline by 15-17% in 2H2015 and by 19-20% in rouble terms for FY15 vs. drop by 21% in rouble terms in 1H2015
  - Sales house/VI have a better understanding and vision on 4Q'2015 advertising market dynamics – its performance now looks more solid
- Strong brands like CTC are poised to win the market:
  - CTC Media providing a strong platform for advertisers to reach commercially attractive segments of consumers is well placed to get maximum benefits from an improving market dynamics in 2H2015

	1H2014 Actual			1H2015 Actual		
	% TV Ad market share	% Audience share	Ratio, times	% TV Ad market share	% Audience share	Ratio, times
CTC	10.3%	10.5%	0.98x	8.7%	7.9%	1.10x
Domashniy	2.2%	2.0%	1.10x	2.4%	2.1%	1.13x
Peretz	1.4%	2.0%	0.68x	1.3%	1.9%	0.69x
Total	13.8%	14.5%	0.95x	12.4%	11.9%	1.04x

Supported by strong in-house sales capabilities CTC Media's advertising market share showed superior resilience to drop in audience share in 1H2015 – it is a strong competitive advantage

STRICTLY CONFIDENTIAL

13

XENON Capital Partners

2H2015 revenues of CTC Media - proceeds from TV advertising Revenues Assumption on %audience share 4,170 7.7% 1,166 3.4% 728 2.1% 181 1.0% Revenues Assumption on %audience share 5,522 9.9% 1,318 3.4% 891 2.3% 109 1.1% Revenues Assumption on %audience share 5,012 8.4% 1,384 3.7% 895 2.3% 109 1.1% Revenues Assumption on %audience share 4,705 7.7% 1,337 3.4% 838 2.1% 109 1.0% & Requests received (subject to S T R I C T L Y C O N F I D E N T I A L 14 XENON Capital Partners Revenues 5,195 1,398 753 140 Assumption on %audience share 8.0% 3.6% 2.1% 1.0% Video International Binding commitments received 4,581 1,182 612 127 Binding commitments received 5,050 1,371 755 130 negotiations) CTC Actual sales Conservative At current audience share Base case UTH Advertising revenues at different assumptions on audience share

CTC Media is expected to get cost savings from lower Multiplex investments Multiplex expenses (regular payments) (28) (61) (61) (122) (94) (99) (193) Multiplex AP settlement for regular payments 0 0 (76) (76) 0 0 0 0 (590) Multiplex advances (54) 0 0 (322) (268) Multiplex Advances settlement 0 0 (258) (258) 0 0 0 Penalty 0 0 0 0 (15) 0 (15) S T R I C T L Y C O N F I D E N T I A L 15 XENON Capital Partners •Under a new deal with RTRS CTC Media is expected to pay 455mmRUB in relation to Multiplex in 2015FY •Total 2015 cost savings are estimated at 344mmRUB compared to expenses that were originally budgeted by the Company TOTAL (82) (61) (394) (455) (431) (368) (799) •Significant advance payments originally payable in 2H2015 and 1H2016 were spread over evenly over the period of 2H-2016-2018 •In 2H2015 and 1H2016 the Company will only pay current service charges Signed deal with RTRS Actual mmRUB, w/o VAT 1H’15 Current forecast Original budget 3Q’15 4Q’15 2H’15 3Q’15 4Q’15 2H’15 Overview of key terms of a new deal with the Russian authorities (RTRS) signed in early August

Strong programming investment plan S T R I C T L Y C O N F I D E N T I A L 16 XENON Capital Partners

CTC Media's 2H2015 budget for content acquisition allows for high sufficiency in 1H2016 programming

Sufficiency in programming is guaranteed by planned investments

Programming for 2H2015 for all channels of CTC Media is already committed and reflected in cash flow

+

Delivery on the plan to invest 6.8bnRUB in 2H2015 in acquisition of programming rights allows for high visibility of content purchase, strong content pipeline and efficient grid programming in 1H2016 that will support audience share performance



% 1H2016 programming ALREADY committed
% 1H2016 programming NOT committed
CTC
5%
95%
14%
86%
34%
66%
10%
90%
Working days
Saturday
Sunday
TOTAL
ДОМАШНИЙ
21%
79%
8%
92%
6%
94%
17%
83%
Working days
Saturday
Sunday
TOTAL
перец
100%
8%
92%
18%
83%
96%
Working days
Saturday
Sunday
TOTAL

- Out of 6.8bnRUB investments in new content in 2H2015 1.9bnRUB will be spent for programming in 1H2016

STRICTLY CONFIDENTIAL 17 XENON Capital Partners

CTC Media has an action plan to deliver high quality content under attractive terms

In the current challenging market environment CTC Media is following a disciplined approach to content production

Poor 1H2015 performance reflected in part the deliberate decision to reduce programming spend during the most severe period of market contraction, with increased budgeted programming spend in 2H'2105 anticipated to generate higher audience share and revenues

CTC Media management team is committed to optimising programming on the back of tight TV advertising budgets:

- ✓ Follow a disciplined approach to content production/acquisition with tight control on costs: CTC Media is engaging more cost effective providers
  - Example of a one-off expensive project: the budget of Londongrad show has significantly increased as the shooting coincided with a period of sharp rouble depreciation in 3Q2014
  - Since Londongrad production the new management team of CTC has significantly improved cost control and is seeking more cost effective content providers
- ✓ Leverage its long-running relationships with TV content producers: CTC has a strong market credibility for being one of a few reliable clients that always pays on time. Disciplined approach to payment is a strong competitive advantage of CTC Media
- ✓ Negotiate more attractive terms with key TV content producers
  - CTC Media is already seeing the effect of decreasing prices on content production
- ✓ Negotiate more attractive terms with major content suppliers
  - The cost per hour of foreign content in 2015 fell by 52% in rouble terms
  - The new contract for reruns of Kitchen assumes a price reduction of 1/3 to 2014
- ✓ Optimise the use of comprehensive proprietary library rights

STRICTLY CONFIDENTIAL 18 XENON Capital Partners

CTC Media has an action plan to deliver high quality content under attractive terms (cont'd)

Key drivers of lower programming rights acquisition – total 2015 spending is lower by 2bnRUB compared to 2014

CTC **Significant improvement in efficiencies of 2015 content acquisitions**	↓ **Decrease (1.9)bnRUB for foreign content**	• CTC new management follow a more efficient strategy in acquiring foreign content: in 2015 large "output" contracts with foreign suppliers were not extended vs. in 2014 large spending for output contracts (average content had to be taken along with the good) • A more selective approach in acquiring foreign content – a strong preference for small deal, key terms are negotiated for every deal (and are not dependent on previous contracts)
	↑ **Increase +0.9bnRUB**	• Increased volumes/prices for high quality sitcoms that have proven to be successful • Following a deficit in high quality sitcoms in 2014-early 2015 it was decided to increase sitcom production pipeline
	↓ **Decrease (0.3)bnRUB**	• Key large-scale projects put in programming grid of 2015 have been paid in full in 2014 – Quest, Londongrad, Korabl, Molodezhka (airing in 14-15) • 2015 payments for LG, Molodezhka
домашний	↓ **Decrease (0.3)bnRUB**	• Smaller payments on deals with foreign content majors – long-term contracts negotiated in previous periods. Foreign content from majors was written off in late 2014 • High rated TV show (Magnificent Century) was paid in 2014, will be airing in future
перец	↓ **Decrease (0.1)bnRUB**	• Reduction is driven by more efficient TV show production. In 2014 expensive projects/shows were produced (Mashina, proved unsuccessful). After the acquisition of Caramba TV the cost of show production fell by 22% • The Channel is now very selective in contracting new content production – small deals, contracts on a project by project basis

STRICTLY CONFIDENTIAL 19 XENON Capital Partners

Preliminary view on 2016 performance S T R I C T L Y C O N F I D E N T I A L 20 XENON Capital Partners

High-level view on 1H2016: building on its strong track record to deliver solid performance

	1H2016: Plan	1H2015: Results	Comments on key drivers
Cash revenues	▪ RUB10,171mm	▪ RUB9,119mm	▪ Solid +11.5% yoy growth in cash revenues (in RUB terms) is driven by recovery of audience share of CTC to historical levels (following a period of softness in 1H2015) and improving outlook of TV advertising market
Programming rights acquisition	▪ RUB5,985mm	▪ RUB5,985mm	▪ Budgeted flat in RUB terms at 1H2015 level – Benefits from a more prudent approach to content acquisition and production to be realised: optimised content expenses – High sufficiency in content for 1H2016 programming needs providing flexibility in new content acquisitions
Cash OPEX	▪ RUB3,679mm	▪ RUB3,236mm[1]	▪ Relentless focus on costs: key initiatives in place to rationalise cost base
CF from operations	▪ **RUB506mm**	▪ **RUB(103)mm[1]**	▪ **Continuing to generate positive operating cash in volatile environment**
Other	▪ CAPEX: RUB(457)mm ▪ Financing CF: RUB0mm	▪ CAPEX: RUB(80)mm ▪ Financing CF: RUB(1,663)mm	▪ Disciplined capital allocation – CTC Media is planning **to undertake routine upgrading of its broadcasting facilities (majority of planned 1H'16 CAPEX) that will be <u>fully</u> funded by operating cash flow**
CF for the period	▪ RUB49mm	▪ RUB(1,846)mm	

CTC Media will enter 2016 with improving audience share performance, high visibility in programming for 1H2016, continued control on working capital, and limited capex requirements

[1] Excluding all transaction related expenses and operating expenses of CTC Media Inc.

STRICTLY CONFIDENTIAL

21

XENON Capital Partners

1H2016 revenues – solid outlook for improving performance supported by a more favourable market environment and improving audience performance

Top-line performance largely driven by:



9.1bnRUB
1H2015 cash revenues: **actual**



10.7bnRUB
2H2015 cash revenues: **budget**



+11.5% yoy vs.1H'15
(5.0)% qoq vs.2H'15
10.1bnRUB
1H2016 cash revenues: **plan**

	1H2015 cash revenues: actual	2H2015 cash revenues: budget	1H2016 cash revenues: plan
Audience shares	• CTC: 7.9% • Domashny: 3.6% • Peretz: 2.0% • CTC Love: 0.9%	• CTC: 9.9% • Domashny: 3.4% • Peretz: 2.3% • CTC Love: 1.1%	• **CTC: 10.0%** • Domashny: 3.4% • Peretz: 2.3% • CTC Love: 1.1%
TV advertising market	Weak performance of TV advertising • Drop by 21% in rouble terms in 1H2015	Improving performance of TV advertising • Drop by 15-17% in rouble terms in 2H2015	**Solid TV Ad market outlook** • As part of the recent valuation assignment **PwC estimated a 4% yoy growth of the Russian TV advertising market in 2016**

For reference, CTC share' 1H14: 10.5%

media

On track to deliver its 1H2016 target on cash revenues

Proven track record…

- ✓ To consistently demonstrate high power ratio
- ✓ To convert audience ratings into advertising revenues
- ✓ To secure superior TV advertising market positions and strong relationships with blue-chip advertisers supported by strong in-house sales competencies
- ✓ To deliver compelling content

…will allow CTC Media to show steady top-line performance in 1H2016. Stronger audience performance and market dynamics provide a solid upside to revenues

STRICTLY CONFIDENTIAL

22

XENON Capital Partners

CTC Media 1H2016 content spending is in line with historical expenses

Planned content budget: sufficient spending to ensure strong programming in 2016

1. **Strong content pipeline for 1H2016 already committed as of Aug-2015**



МАМОЧКИ
КАК Я СТАЛ РУССКИМ

- High visibility for programming grid in 1H2016 for all channels: contracts with major content providers already in place
- Out of c.6.8bnRUB in total content spending in 2H2015, 1.9bnRUB cover programming needs in 1H2016
- Continued focus on content that wins superior audience shares: attractive mix of premieres of new project/shows as well as new seasons of existing shows

2. **Content acquisition efficiency improvements to results in more attractive deals and potential savings in content spending**

- Leverage on purchase know-how and scale to acquire high-quality content at attractive pricing
- Strengthen strategic partnerships to ensure quality of content production at controlled costs
- Maintain well-balanced mix of local productions, reruns, acquisitions (in Russian and internationally): Increasing share of Russian content

On track to deliver compelling 1H2016 programming and to commit to new content for 2H2016 staying within projected budget of 6.0bnRUB in content spending in 1H2016

Programming expenses as % of revenue[1]



5-year average: 46.1%
41.7%
46.8%
45.2%
45.4%
51.2%
61.0%
63.4%
2010
2011
2012
2013
2014
1H2015
2H2015

- Anticipated spend of 6.0bn RUB in content in 1H2016
  - Flat vs. 1H2015
  - C.63% of cash revenues above historical ratios (5-yr average of programming expenses as % of revenues at 46%)
- High visibility on future content deliveries provides solid comfort on sufficiency of planned investments for efficient programming
  - Extensive proprietary library rights to further streamline content spending

[1] Historical ratios based on Acquisition of programming rights (CF items) and revenues from P&L, 2H2015 ratio based on cash revenues and committed programming spending

STRICTLY CONFIDENTIAL
23
XENON Capital Partners

Focus on operating efficiency improvements to continue in 1H2016

Operational excellence providing a platform for long-term sustainable performance

- In expectation of conditions remaining consistent with the past year, cash costs in 1H2016 were budgeted flat or with a modest increase compared to 1H2015
  - Keeping corporate costs basically flat
  - Savings from a recent deal on Multiplex investments to continue in 1H2016
  - Savings from less extensive disclosure requirements and simpler corporate governance requirements following completion of the transaction/delisting

	1H2015	2H2015	1H2016
Total cash OPEX, mmRUB	3,552	4,003	3,679
% cash revenues	39%	37%	36%

Breakdown of OPEX by category, %


9%
10%
32%
5%
14%
30%
18%
16%
6%
13%
23%
24%
15%
34%
7%
18%
26%
1H2015
2H2015
1H2016
Personnel
Transmission & maintenance
Advertising and promotion
Taxes
General & administrative, other
Transaction related and OPEX of CTC Media Inc.

media

On track to move forward with focused execution of cost control and optimisation

- CTC Media's management team is proactively committed to reduce its operating costs to accommodate a lower advertising market environment
  - ✓ Streamlining operations to drive efficiency
  - ✓ Continued focus on trimming costs and overheads
  - ✓ More tailored marketing and promotional strategy that leverages strong brand recognition
- Confidence in sustainable cost savings
- Major large-scale cost saving initiatives have already delivered benefits in 1H2015 and benefits of cost cutting efforts continue to be realised further in 2H2015
- A potential for further upside to cost improvements: significant rationalisation of costs going forward (administration costs, headcount, etc.)

STRICTLY CONFIDENTIAL
24
XENON Capital Partners

Preliminary view on 2H 2016 and FYE2016 cash position

Dynamics of cash position in 2016, mmRUB

2H'2016 cash revenues
- **4% yoy TV ad market growth in 2016** (based on PwC estimate as of July'15) applied to revenues in 2H'2015
- **Strong performance of audience share continues in 2H2016**

Content spending expected to remain flat at 2H2015 level

OPEX items assumed flat at 1H2015 level + higher Multiplex, higher marketing, lower income tax in 2H (most paid in 1H)

CAPEX expected to remain flat at 1H2016 level with total FY2016 CAPEX at c.RUB914mm



RUB49mm
+RUB960mm
RUB(797)mm
+RUB132mm
+RUB0mm
RUB345mm
RUB394mm
Cash position 1H2016
Higher cash revenue in 2H vs.1H
Higher content spending in 2H vs.1H
Lower cash OPEX in 2H vs.1H
Flat CAPEX in 2H vs.1H
Cash position 2H2016
Cash position FY2016

	Cash position 1H2016	Cash position 2H2016	Cash position FY2016
Cash revenues	10,171	11,131	21,301
- Content spending	(5,985)	(6,782)	(12,767)
- Cash OPEX	(3,679)	(3,547)	(7,226)
Operating CF	506	802	1,308
- Capex	(457)	(457)	(914)
Financing CF	0	0	0
ΔCF for the period	49	345	394

STRICTLY CONFIDENTIAL 25 XENON Capital Partners

Solid cash position dynamics expected in 2H2015 and 2016 Content acquisition % of cash revenues Cash OPEX % of cash revenues Personnel Transmission & maintenance Advertising & promotion Taxes Transaction related & OPEX of CTC Media General & administrative, other (6,782) 63.4% (4,003) (37.4%) (944) (935) (528) (252) (703) (641) (5,985) 58.8% (3,679) (36.2%) (969) (645) (274) (1,235) 0 (557) (12,767) 59.9% (7,226) (33.9%) (1,938) (1,434) (799) (1,905) 0 (1,150) (6,782) 60.9% (3,547) (31.9%) (969) (790) (525) (671) 0 (593) % of cash revenues CAPEX % of cash revenues Investing CF Management retention pool Dividends paid to minorities Financing CF Cash change for the period (0.8%) (427) (4.0%) (427) (640) (67) (707) (1,216) 5.0% (457) (4.5%) (457) 0 0 0 49 7.2% (457) (4.1%) (457) 0 0 0 345 6.1% (914) (4.3%) (914) 0 0 0 394 Excluding transaction related expenses and OPEX paid by CTC Media Inc. S T R I C T L Y C O N F I D E N T I A L 26 XENON Capital Partners Operating CF at operating companies 387 506 802 1,308 Change for the period (107) 49 345 394 Operating CF (82) 506 802 1,308 RUBmm Budget 2H2015 Budget 1H2016 Budget 2H2016 Combined FY2016 Cash revenues 10,703 10,171 11,131 21,301 Budget: cash flow 2H2015-2H2016

Overview of historical working capital position S T R I C T L Y C O N F I D E N T I A L 27 XENON Capital Partners

Historically, CTC Media has maintained conservative balance sheet supported by strong cash generation S T R I C T L Y C O N F I D E N T I A L 28 XENON Capital Partners •Strong cash generation is supported by the combination of continued control on working capital, limited capex requirements and low other cash outflows - CTC Media’s business has proven to be highly cash generative: historically, the Company converted its profits into cash - Over the last five years, the combination of top-line growth with high and stable margins has led it to best-in-class free cash flow generation •CTC Media’s management places a lot of emphasis on working capital management - Very disciplined and focused management over inventories being at the heart of working capital control and improvements - Continued efficient cash collection supported by very low debtor days - Favourable payment terms with creditors – consistently high creditor days •The performance in 1H2015 was the group’s only ‘poor’ performance, but this was mainly driven by extremely difficult market conditions :l However, CTC Media is well on track to get back to historical strong working capital performance - Greater working capital needs of 2015 driven by increased spending in new content - strong commitment to deliver compelling TV content winning high ratings in 2H2015 and 2016

CTC Media business model has an attractive working capital profile Programming rights Programming rights (non-current) Programming rights (current) Prepayments Prepayments (non-current) Prepayments (current) Accounts receivable Taxes reclaimable Other current assets Less Accounts payable Accrued liabilities Deferred revenues Taxes payable 171 76 95 42 5 38 36 16 1 199 92 107 61 4 57 22 20 1 255 102 153 80 12 68 31 30 2 294 122 172 85 28 58 37 23 4 185 72 113 57 14 43 26 15 0 74 34 12 38 70 21 7 32 81 23 9 38 106 20 10 34 57 17 7 16 Working capital (WC) 108 173 246 273 186 Working capital ratios WC, % of sales Change in WC, % of sales Change in WC / Change in sales, times NWC, days of revenues Days in AR Days in AP Cash conversion cycle, days 18.0% 1.9% 0.1x 62 18 212 (61) 22.6% 8.4% 0.4x 67 14 125 14 30.6% 9.1% 1.9x 95 12 121 40 32.8% 3.2% 1.0x 114 15 154 36 26.2% (12.2%) 0.7x 118 16 145 45 26.0% 2.1% 0.8x 91 15 152 15 S T R I C T L Y C O N F I D E N T I A L 29 XENON Capital Partners Increase/(Decrease) in WC 12 65 73 27 (87) 5-yr average $mm 2010A 2011A 2012A 2013A 2014A ’10-14 Working capital performance - last five years

On the back of healthy working capital performance CTC Media has showed strong cash flow conversion Strong attraction of model is that it flows - solid cash 221 226 operating and Cash conversion is boosted by good control of working capital and a low CAPEX requirement Note: FCF = EBITadj.x(1-%Statutory tax) + D&A – CAPEX – Change in Working Capital S T R I C T L Y C O N F I D E N T I A L 30 XENON Capital Partners Net cash, RUBbn 7.8 CTC Media business generates sizeable and recurring cash 2010 2011 2012 2013 2014 1H'2015 (Net Cash)/EBITDA adj. (0.8x) (0.5x) (0.7x) (0.8x) (0.7x) (5.4x) Business model $mm FCF EBITDA generating cash 247 256 271 position secures financial stability 2010A 2011A 2012A 2013A 2014A 1H'2015 Cash conversion ratios FCF/OIBDA adj. 66.7% 53.6% 54.1% 83.3% 91.2% [OIBDA adj.-Capex]/OIBDA adj. 86.5% 92.0% 93.9% 97.7% 97.2% [EBIT adj. + WC]/EBIT adj. 99.0% 78.6% 76.1% 103.7% 113.1% Capex, $mm 29.9 19.8 15.6 6.3 5.8 206 188 139 147 132 8 19 6.8 5.8 5.4 5.3 3.6 Consistently high EBITDA-to-FCF conversion ratio (over 80% over the last two years)

Appendix Review of working capital, cash and programming considerations: proposed transaction terms – submitted to UTH on August 26 2H2015 CTC Media’s Cash Flow - view by UTH (received on August 7) 1H2016 CTC Media’s Cash Flow - view by UTH (received on September 2) S T R I C T L Y C O N F I D E N T I A L 39 XENON Capital Partners

PROJECT PLUTO 2015

CTC Cash Flow Statement ADJUSTMENTS We have carefully considered the CF provided and believe that the following adjustments for OPEX and CAPEX need to be made: (1,4 bln.RUR) – advertising revenue adjustment (conservative scenario for the audience share dynamics and negative TV ad market trend) (2 bln.RUR) – additional acquisition of programming rights/production for the next period to maintain historical spend levels necessary to achieve the targeted viewership (0,3 bln.RUR) – effect of exchange rate changes in OPEX (1,9 bln.RUR) – required/planned investment in new broadcast and IT infrastructure NECESSARY FOR CAPEX -1,9 -1,9 CASH FLOW STATEMENT 2HY 2015 bln.RUR CTC FORECAST 5,8 9,8 0,1 9,9 -6,1 -4,3 -0,4 -0,4 -1,3 4,5 CASH AND DEPOSITS AT BEGINNING OF PERIOD, JUNE 30 Advertising revenue Other revenue TOTAL RECEIPTS FROM OPERATING ACTIVITIES Purchase of Programming Rights Other operating expenses NET CASH FROM INVESTMENT ACTIVITIES NET CASH FROM FINANCING ACTIVITIES Decrease in cash and cash equivalents CASH AND DEPOSITS AT END OF PERIOD, DECEMBER 31 NECESSARY ADJUSTMENTS FOR OPEX -1,4 -1,4 -2,0 -0,3 -3,7 REVISED FORECAST 5,8 8,4 0,1 8,5 -8,1 -4,6 -2,3 -0,4 -6,9 -1,1

CTC Revenue estimation. We have taken 2 different approaches to evaluation of potential revenue in 2H 2015: Method 1 – audience share performance. We fully support the company’s management in setting high targets for ratings (that’s what all networks do), but considering highly competitive market landscape we would take recent 6 months audience shares figures for calculating revenues in 2H 2015a 2HY 2015_ AS IS 2HY 2015_ CTC FORECAST ADJUSTMENT Share, % Revenue, mln.RUR Share, % Revenue, mln.RUR 7,70 4 170 9,94 5 458 2,10 728 2,32 807 3,43 1 166 3,43 1 172 1,04 181 1,10 191 Revenue, mln.RUR -1 288 -79 -7 -10 -1 385 mln.RUR

CTC Revenue estimation. Method 2 – advertising market trend (Y-O-Y performance by different channels) We believe that the channels’ year-to-year performance trend in 2H 2015 will be the same as that in 1H. We see the same patterns for UTV channels (U and Disney) ACTUAL 6m 2015 vs Actual 6m 2014 FORECAST 2015 vs Actual 2014 CTC FORECAST 2015 vs Actual 2014 Revenue forecast based on Actual performance CTC Forecast Difference Amounts are in mln.RUR (33%) (33%) (27%) 12 674 13 790 (25%) (25%) (18%) 1 885 2 060 (14%) (20%) (20%) 3 354 3 354 - 1 116 - 175 - -1 291 mln.RUR

Acquisition of programming rights – underestimation 2014 Actual 14 bln.RUR 2015 Forecast (CTC Data) 12 bln.RUR Underestimation -2 bln. RUR We believe that the cash spend for programming and production should be set at least at historical levels: We not only plan to keep the current audience share, but need to boost it 30% up for CTC channel. Current volume of Programming rights is low and sufficient only for 5-8 months USD FX rate continues to grow which will cause additional pressure on operational CF Going concern issue could be triggered if there is not enough funds for production and programming to achieve high targets in the next period Please see the next slide for details

Programming rights sufficiency We believe that CTC channel should have more “fresh” programming rights in stock (as opposed to smaller channels) to be able to compete with big peer channels Balance of PrR, mln.RUR 7 959 1 717 838 572 Duration, minutes 7 772 7 564 5 259 3 033 Capacity in months 10,8 4,2 7,3 10,5

Additional outflows in Investment and Financing Activities Required modernization of Broadcasting equipment up to Purchase of Fixed assets $30 mln. (1,8 bln.RUR) * Payments to key personnel / change of control $10 mln. (600 mln.RUR) Effect of exchange rate changes Up to 300 mln.RUR * As estimated by CTC Technical Director

Appendix Review of working capital, cash and programming considerations: proposed transaction terms – submitted to UTH on August 26 2H2015 CTC Media’s Cash Flow - view by UTH (received on August 7) 1H2016 CTC Media’s Cash Flow - view September 2) by UTH (received on S T R I C T L Y C O N F I D E N T I A L 40 XENON Capital Partners

1H 2016 Cash Flow Forecast_CTC Group

	1H2016: Plan	1H2015: Results	Comments on key drivers
Cash revenues	RUB 9,312mm	RUB 9,119mm	- We believe that audience share for CTC Channel will grow up to 9%, whereas Peretz will keep 2,0% and Domashniy 3,6% of their respective audiences. - We also assume that performance of TV advertising market will not drop further and remain on the level of 1H 2015
Programming right acquisition	RUB 5,985mm	RUB 5,985mm	For the purposes of this forecast we kept programming right expenditures in line with those in 1H 2015
Cash OPEX	RUB 4,450mm	RUB 3,553mm	For the purposes of this forecast we inflated operating costs by 6% and added the Multiplex expenses (opex & capex) payable in 1H 2016
CF from operations	RUB (1,122)mm	RUB (419)mm	
Other	CAPEX: RUB (457)mm Financing CF: RUB 0mm	CAPEX: RUB (80)mm Financing CF: RUB (1,663)mm	We stand by CTC Media approach to undertake routine upgrading of its broadcasting facilities (majority of planned 1H'16 CAPEX but not the full amount)
CF for the period	RUB (1,579)mm	RUB (2,170)mm

Key assumptions used in Forecast in 1H 2015 1H 2016 cash revenue forecast 9,3 bnRUB 1H 2015 cash revenue actual 9,1 bnRUB 1H 2016 cash revenue forecast 10,1 bnRUB In line with 1H 2015 Drop by 21% in rouble terms 4% yoy growth in 2016 TV Advertising market Audience shares CTC: 9,0% Domashny: 3,6% Peretz: 2,0% CTC Love: 1,1% CTC: 7,9% Domashny: 3,6% Peretz: 2,0% CTC Love: 0,9% CTC: 9,9% Domashny: 3,4% Peretz: 2,3% CTC Love: 1,1% UTV Assumptions 1H 2016 1H 2015 Actual CTC Assumptions 1H 2016